Exhibit 3.13

CERTIFICATE OF FORMATION

OF

ARA-OHIO HOLDINGS LLC

1. The name of the limited liability company is ARA-Ohio Holdings LLC.

2. The address of its registered agent in the State Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ARA-Ohio Holdings LLC this 8th day of December 2003.

/s/ Joseph A. Carlucci
Joseph A. Carlucci
Authorized Signatory

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:22 PM 12/08/2003
FILED 05:43 PM 12/08/2003
SRV 030786642 – 3736877 FILE